UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 30, 2011
Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
(Address of principal executive office, including zip code)

(407) 382-4003
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c)

LightPath Technologies, Inc.
Form 8-K

Item 1.01 Entry Into a Material Definitive Agreement.

On August 1, 2008, LightPath Technologies, Inc. (“LightPath” or the “Company”) executed a Securities Purchase Agreement with twenty-four institutional and private investors with respect to a private placement of 8% Senior Secured Convertible Debentures due August 1, 2011 (the “Debentures”).

On March 30, 2011, the Company and Debenture holders holding approximately 98.71% of the outstanding principal amount of the Debentures executed a Second Amendment to the Debentures.  The material terms of the amendment are as follows:

(a)           The maturity date of the Debentures was extended to August 1, 2013; and

(b)           Accrued interest on the unconverted and outstanding principal amount of each Debenture will be prepaid on (i) August 1, 2011 for the period from August 1, 2011 through July 31, 2012 and (ii) August 1, 2012 for the period from August 1, 2012 through the maturity date.

Among the Debenture holders agreeing to the amendment were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp and Gary Silverman, all of whom are directors or officers of the Company.

Each holder who did not agree to the amendment will be paid all amounts due under the Debenture held by such holder on or about April 22, 2011, unless such holder elects to convert the Debenture into LightPath common stock in accordance with the terms of the Debentures prior to such date.

The Second Amendment to the Debentures executed by the Company and the Debenture holders is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.  Exhibits

EX-4.1	Second Amendment to 8% Senior Secured Convertible Debenture Due August 1, 2011, dated as of March 30, 2011, between the Company and debenture holders (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: April 1, 2011	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, Chief Financial Officer